Exhibit 10(a)

Amendments to Wells Fargo & Company Deferred Compensation Plan (“DCP”)

1.	Section 2(F) of the DCP is amended effective January 1, 2017 to revise subsection
(5) to read in full as follows:

(5)
bonus amounts payable after the March 1 immediately following the date the Employee incurs a Separation from Service, unless the Eligible Employee elected payment in annual installments and Section 9(I) does not apply.

2.	Section 2(L) of the DCP is amended effective August 1, 2016 to read in full as follows:

(L)
Fund Option. An earnings option based on a selection of registered investment companies, collective investment funds, private portfolios, or other comparable investment media chosen from time to time by the Company’s Employee Benefit Review Committee, unless or until the Plan Administrator appoints a different individual or committee to select all or some of the earnings options.

3    Section 2(P) of the DCP is amended effective August 1, 2016 to read in full as follows:

(P)
Plan Administrator. For purposes of Section 3(16)(A) of ERISA, the Human Resources Committee of the Company’s Board of Directors has designated that the Plan Administrator shall be the Company’s Director of Human Resources or the Director of Compensation and Benefits. Each of those officers, acting individually, can take action as the Plan Administrator.

Except as herein expressly amended, all the terms and provisions of the DCP shall continue in full force and effect.